Exhibit 10.12

WORK ORDER #2

This Work Order dated June 24, 2021 by and between Castle Creek Biosciences, LLC (“Castle Creek”) and John Maslowski, (“Consultant”) and is incorporated into the Master Consulting Agreement dated June 24, 2021 (“Agreement”) by and between Castle Creek and Consultant. This Work Order describes Services to be performed and provided by Consultant pursuant to the Agreement. In the event of any conflict between the Agreement and any provision of this Work Order, the Agreement will control unless the Parties’ intent to alter the terms of the Agreement is expressly set forth in such provision, and such alteration shall only apply to this Work Order and shall not be construed as an amendment to the terms of the Agreement. All capitalized terms used and not expressly defined in this Work Order will have the meanings given to them in the Agreement.

1.	Scope of Work:

•	Establish and chair the Castle Creek Scientific Advisory Board (SAB).

2.	Deliverable(s): The tangible items arising out of the Scope of Work.

3.	Fees: Commencing January 1, 2022, $1,125 per calendar quarter.

4.

Term and Termination. The term of this Work Order #2 shall continue indefinitely, until terminated by a Party as set forth herein. Either Party may terminate this Work Order #2, or any particular Services listed herein at any time by providing the other Party fifteen (15) days prior written notice of its intent to terminate. This Section 4 shall supersede anything to the contrary as set forth in the Agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have caused this Work Order to be duly executed as of the last date set forth below.

Castle Creek Biosciences, LLC		John Maslowski

By:	/s/ Matt Gantz	By:	/s/ John Maslowski
Name:		Name:
Title:		Title:
Date:		Date:

CONFIDENTIAL	Page 1 of 1